Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Mark Stockard Director, Investor Relations Irelations@buckeye.com (800) 422-2825
BUCKEYE PARTNERS, L.P. REPORTS 2010 FIRST QUARTER RESULTS AND INCREASES QUARTERLY CASH DISTRIBUTION
HOUSTON, May 7, 2010 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported net income attributable to Buckeye’s unitholders for the first quarter of 2010 of $50.5 million, or $0.73 per limited partner (“LP”) unit, compared to $53.8 million, or $0.87 per LP unit, for the first quarter of 2009. The diluted weighted average number of LP units outstanding during the first quarter of 2010 was 51.6 million LP units, compared to 48.4 million LP units outstanding during the first quarter of 2009, reflecting the public offering of additional LP units in March 2009.
Buckeye’s Adjusted EBITDA (as defined below) for the first quarter of 2010 increased 3.9 percent to $90.1 million from Adjusted EBITDA of $86.7 million in the first quarter of 2009. Operating income for the first quarter of 2010 was $71.0 million, compared to operating income of $70.1 million for the first quarter of 2009.
Buckeye also announced today that its general partner, Buckeye GP LLC, declared a cash distribution of $0.95 per LP unit for the quarter ended March 31, 2010. The distribution will be payable on May 28, 2010, to unitholders of record on May 17, 2010. This cash distribution is the 24th consecutive increase in the quarterly cash distribution and represents a 5.6 percent increase over the $0.90 per LP unit distribution declared for the first quarter of 2009. Buckeye has paid cash distributions in each quarter since its formation in 1986.
“Buckeye’s Pipeline Operations and Terminalling & Storage segments, which are the partnership’s two largest segments, drove the increase in overall Adjusted EBITDA in the first quarter of 2010,” explained Forrest E. Wylie, Chairman and CEO of Buckeye’s general partner. “Additional pipeline and terminal capacity from asset acquisitions and completion of capital projects played a significant role in these segments’ improved performance. Also, the organizational restructuring completed in the second half of 2009 continued to provide
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Buckeye Partners — 2010 First Quarter Earnings	Page 2
benefits throughout the partnership as a whole. Our performance was dampened in the first quarter of 2010 by lower earnings in our Energy Services segment due to compressed marketing margins resulting from a significantly reduced contango pricing environment.”
“Distributable cash flow generated during the first quarter of 2010 again supported an increase in the quarterly distribution rate. Our employees have continued to identify opportunities to grow the business throughout the recessionary economic conditions experienced since 2008. Moreover, we are encouraged by recent leading indications of improved economic conditions, and we are well-positioned to benefit from increased refined products demand as the economy recovers.”
Buckeye will host a conference call with members of executive management on Friday, May 7, 2010, at 10:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=68425 10 minutes prior to its start. Interested parties may participate in the call by dialing 800-952-4972. A replay will be archived and available at this link until June 7, 2010, and the replay may also be accessed at 800-408-3053 and entering passcode 7081572.
Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. Buckeye Partners, L.P. also owns 67 refined petroleum products terminals, operates and maintains approximately 2,400 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations. The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).
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EBITDA, a measure not defined under U.S. generally accepted accounting principles (“GAAP”), is defined by Buckeye as net income attributable to Buckeye’s unitholders before interest expense, income taxes, and depreciation and amortization. The EBITDA measure eliminates the significant level of non-cash depreciation and amortization expense that results from the capital-intensive nature of Buckeye’s businesses and from intangible assets recognized in business combinations. In addition, EBITDA is unaffected by Buckeye’s capital structure due to the elimination of interest expense and income taxes. Adjusted EBITDA, which also is a non-GAAP measure, is defined by Buckeye as EBITDA plus non-cash deferred lease expense, which is the difference between the estimated annual land lease expense for Buckeye’s natural gas storage facility in the Natural Gas Storage segment to be recorded under GAAP and the actual cash to be paid for such annual land

Buckeye Partners — 2010 First Quarter Earnings	Page 3
lease, and non-cash unit-based compensation expense. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.
The EBITDA and Adjusted EBITDA data presented may not be directly comparable to similarly titled measures at other companies because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to Buckeye’s unitholders, and these measures may be defined differently by other companies. Management of Buckeye uses Adjusted EBITDA to evaluate the consolidated operating performance and the operating performance of the business segments and to allocate resources and capital to the business. In addition, Buckeye’s management uses Adjusted EBITDA as a performance measure to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities.
Distributable cash flow, which is a financial measure included in the schedules to this press release, is another measure not defined under GAAP. Distributable cash flow is defined by Buckeye as net income attributable to Buckeye’s unitholders, plus depreciation and amortization expense, deferred lease expense for Buckeye’s Natural Gas Storage segment, unit-based compensation expense and the senior administrative charge (all of which are non-cash expense items) and minus maintenance capital expenditures. Buckeye’s management believes that distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of Buckeye’s cash available for distribution to its unitholders.
Buckeye believes that investors benefit from having access to the same financial measures used by Buckeye’s management. Further, Buckeye believes that these measures are useful to investors because they are one of the bases for comparing Buckeye’s operating performance with that of other companies with similar operations, although Buckeye’s measures may not be directly comparable to similar measures used by other companies. Please see the attached reconciliations of each of EBITDA, Adjusted EBITDA and distributable cash flow to net income attributable to Buckeye’s unitholders.
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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, environmental

Buckeye Partners — 2010 First Quarter Earnings	Page 4
releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional or national economic conditions or adverse capital market conditions, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, (8) nonpayment or nonperformance by our customers, (9) our ability to realize efficiencies expected to result from our previously announced reorganization, and (10) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies. You should read our Annual Report on Form 10-K for the year ended December 31, 2009 for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.
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BUCKEYE PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Product sales	$568,170	$268,779
Transportation and other services	163,004	148,061

Total revenue	731,174	416,840

Costs and expenses:
Cost of product sales and natural gas storage services	569,737	250,676
Operating expenses	65,709	73,507
Depreciation and amortization	15,644	14,480
General and administrative	9,064	8,074

Total costs and expenses	660,154	346,737

Operating income	71,020	70,103

Other income (expense):
Earnings from equity investments	2,652	2,082
Interest and debt expense	(21,549)	(17,176)
Other income	155	111

Total other expense	(18,742)	(14,983)

Net income	52,278	55,120
Less: Net income attributable to noncontrolling interest	(1,765)	(1,360)

Net income attributable to Buckeye Partners, L.P.	$50,513	$53,760

Allocation of net income attributable to Buckeye Partners, L.P.:
Net income allocated to general partner	$12,495	$11,666

Net income allocated to limited partners	$38,018	$42,094

Earnings per Limited Partner Unit:
Diluted	$0.73	$0.87

Weighted average number of limited partner units outstanding:
Basic	51,471	48,401

Diluted	51,634	48,406

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Pipeline Operations	$96,537	$99,195
Terminalling & Storage	42,371	30,643
Natural Gas Storage	25,406	15,077
Energy Services	568,202	268,480
Development & Logistics	7,515	9,125
Intersegment eliminations	(8,857)	(5,680)

Total revenue	$731,174	$416,840

Operating income:
Pipeline Operations	$45,972	$44,916
Terminalling & Storage	23,466	10,993
Natural Gas Storage	3,555	6,238
Energy Services	(3,076)	6,412
Development & Logistics	1,103	1,544

Total operating income	$71,020	$70,103

Total costs and expenses: (1)
Pipeline Operations	$50,565	$54,279
Terminalling & Storage	18,905	19,650
Natural Gas Storage	21,851	8,839
Energy Services	571,278	262,068
Development & Logistics	6,412	7,581
Intersegment eliminations	(8,857)	(5,680)

Total costs and expenses	$660,154	$346,737

Depreciation and amortization:
Pipeline Operations	$9,641	$9,577
Terminalling & Storage	2,494	1,866
Natural Gas Storage	1,767	1,581
Energy Services	1,287	1,059
Development & Logistics	455	397

Total depreciation and amortization	$15,644	$14,480

Adjusted EBITDA:
Pipeline Operations	$57,817	$55,868
Terminalling & Storage	26,201	12,841
Natural Gas Storage	6,469	8,963
Energy Services	(1,541)	7,485
Development & Logistics	1,136	1,537

Adjusted EBITDA	$90,082	$86,694

Capital additions:
Pipeline Operations	$4,833	$6,634
Terminalling & Storage	2,581	5,641
Natural Gas Storage	1,399	6,375
Energy Services	618	730
Development & Logistics	177	74

Total capital additions	$9,608	$19,454

Summary of capital additions:
Maintenance and capital expenditures	$3,270	$4,883
Expansion and cost reduction	6,338	14,571

Total capital additions	$9,608	$19,454

(1)	Includes depreciation and amortization.

	March 31,	December 31,
Key Balance Sheet information:	2010	2009
Cash and cash equivalents	$16,507	$34,599
Long-term debt	1,441,076	1,498,970

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA — Continued
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Operating data:
Pipeline Operations Throughput (b/d — 000s):
Gasoline	608.9	632.4
Jet fuel	322.3	333.3
Diesel fuel	227.5	222.0
Heating oil	113.9	131.1
LPGs	20.5	14.4
NGLs	—	21.3
Other products	0.8	13.4

Total Pipeline Operations Throughput	1,293.9	1,367.9

Pipeline Average Tariff (Cents/bbl.)	71.8	69.7

Terminal Throughput (b/d — 000s) (1)	556.3	480.8

Product sales (in millions of gallons)	266.9	205.2

(1)	Reported quantities exclude transfer volumes, which are non-revenue generating transfers among our various terminals. Previously reported 2009 amount included transfer volumes.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except per unit amounts and coverage ratio)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Adjusted EBITDA:
Net income attributable to Buckeye Partners, L.P.	$50,513	$53,760
Interest and debt expense	21,549	17,176
Income tax expense (benefit)	(18)	65
Depreciation and amortization	15,644	14,480

EBITDA	87,688	85,481
Non-cash deferred lease expense	1,059	1,125
Non-cash unit-based compensation expense	1,335	88

Adjusted EBITDA	$90,082	$86,694

Distributable Cash Flow:
Net income attributable to Buckeye Partners, L.P.	$50,513	$53,760
Depreciation and amortization	15,644	14,480
Non-cash deferred lease expense	1,059	1,125
Non-cash unit-based compensation expense	1,335	88
Non-cash senior administrative charge	—	475
Maintenance and capital expenditures	(3,270)	(4,883)

Distributable cash flow	$65,281	$65,045

Distributions for Coverage Ratio (1)	$61,926	$58,089

Coverage Ratio	1.05	1.12

(1)	Represents cash distributions declared for respective periods.